Exhibit 1

                             Joint Filing Agreement


In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees that the joint filing on behalf of each of them of a Statement on Schedule 13D, dated February 6, 2004 (including amendments thereto) with respect to the common stock, par value $.01 per share, of Five Star Products, Inc., may be filed by GP Strategies Corporation and further agrees that this Joint Filing Agreement be included as an Exhibit to such joint filing.

Dated: February 6, 2004

                                      GP STRATEGIES CORPORATION


                                      By:  Scott N. Greenberg, President and
                                           Chief Financial Officer



                                           Jerome I. Feldman



                                           Scott N. Greenberg